EXHIBIT 99.(a)(1)(iv)

                              LETTER OF INFORMATION

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                   JOULE INC.

         NOT OWNED BY THE STOCKHOLDERS OF JAC ACQUISITION COMPANY, INC.

                                       AT

                                 $1.52 PER SHARE

                                       BY

                          JAC ACQUISITION COMPANY, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              EASTERN STANDARD TIME, ON FRIDAY, DECEMBER 19, 2003,
                          UNLESS THE OFFER IS EXTENDED

                                   ----------

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

     We have been engaged by JAC Acquisition Company, Inc., a newly formed Delaware corporation ("Purchaser) owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule Inc., a Delaware corporation ("Joule"), his sons Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter Julie Logothetis and John G. Wellman, Jr., President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman, collectively referred to herein as the "Purchaser Group"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share of Joule not currently owned by the Purchaser Group (the "Shares"), at $1.52 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2003, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   The Offer to Purchase, dated November 21, 2003.

     2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

     4. The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Joule in connection with the Offer.

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     5.   A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on substitute form W-9.

     7.   A return envelope addressed to the Depositary (as defined below).

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, DECEMBER 19, 2003, WHICH DATE MAY BE EXTENDED.

     Please note the following:

     1.   The tender price is $1.52 per share, in cash without interest.

     2. The Offer is being made for all outstanding shares not owned by the Purchaser Group.

     3. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME ON FRIDAY, DECEMBER 19, 2003 WHICH DATE MAY BE EXTENDED.

     4. The Offer is conditioned on, among other things, (i) the tender in this Offer of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding Joule common stock (the "Minimum Tender Condition"), which would also mean that at least a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule had been tendered (the "Majority of the Minority Condition"), and (ii) a special committee of independent directors of Joule (the "Special Committee") not having modified or withdrawn its recommendation of the Offer to stockholders of Joule unaffiliated with Purchaser and the Purchaser Group. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the sections titled "The Offer, Section 1 -- Terms of the Offer" and "The Offer,
          Section 11 -- Certain Conditions of the Offer" in the Offer to
          Purchase.

     5. Joule has filed with the Securities and Exchange Commission (the "SEC") and provided Joule stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). The board of directors of Joule appointed the Special Committee authorized, as appropriate, to review, evaluate and negotiate the terms and conditions of the proposed transaction with Purchaser and the Purchaser Group on behalf of the Company's public stockholders other than the Purchaser Group. The Special Committee has recommended that stockholders unaffiliated with Purchaser or the Purchaser Group tender their Shares in the Offer. The Solicitation/Recommendation Statement contains additional information regarding the determination and recommendation of the Special Committee, including a discussion of the opinion of Updata Capital, Inc. (the "Fairness Opinion") delivered to the Special Committee that, as of November 11, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.52 price per Share to be received in the Offer and the Merger (as defined in the Offer to Purchase), considered as a single transaction, was fair from a financial point of view, to the Joule stockholders unaffiliated with Purchaser or the Purchaser Group being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to stockholders concurrently with the Offer to Purchase. All stockholders should review carefully the Schedule l4D-9. A discussion of the recommendation is also included in the Offer to Purchase. See the sections titled "Special Factors -- Background of the Offer" and "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger" in the Offer to Purchase for more detailed information.

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     6.   Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such shares (a "Book-Entry Confirmation") with respect to such shares) into the Depositary's account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an "Agent's Message" (as defined in the Offer to Purchase in the section titled "The Offer, Section 3 -- Procedures For Tendering Shares") in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     In order to take advantage of the Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Any holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration date, may tender such shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase in the section titled "The Offer, Section 3 -- Procedures For Tendering Shares."

     Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request. reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for additional copies, at Purchaser's expense, of the enclosed material may be directed to the Information Agent for the Offer, at D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or call toll free at (800) 859-8511. Banks and Brokers call collect at (212) 269-5550.

                                                   Very truly yours,


                                                   D.F. King & Co., Inc.

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE
AGENT OF PURCHASER, ANY MEMBER OF THE PURCHASER GROUP, JOULE, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENT CONTAINED THEREIN.

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